Exhibit 99.1

Storage Technology Corporation              303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130






NEWS RELEASE                                                   [STORAGETEK LOGO]



Contact:  Karla Kimrey                          Joe Fuentes
          Vice President, Investor Relations    Manager, Global Public Relations
          303.673.5020                          303.661.2523
          ask_stk@storagetek.com                joe_fuentes@storagetek.com


                    Storagetek top executives sign and affirm
                         sworn statements filed with sec


LOUISVILLE, Colo., Aug. 13, 2002 - StorageTek(R)(Storage Technology Corp., NYSE:STK) today announced that Chairman, President and CEO Patrick J. Martin and Chief Financial Officer Robert S. Kocol have signed and affirmed statements filed with the Securities and Exchange Commission in compliance with SEC Order No. 4-460.

"We welcome this opportunity to help to restore confidence in corporate America," said Martin. "Accountability and responsibility are principles we embrace and are standard operating procedures of the board of directors, the executive management team and all employees at StorageTek."

StorageTek (NYSE:STK), a $2 billion worldwide company with headquarters in Louisville, Colo., delivers a broad range of storage solutions for digitized data. StorageTek solutions are easy to manage and allow universal access to data across servers, media types and storage networks. StorageTek is the innovator and global leader in virtual storage solutions for tape automation, disk storage systems and storage networking. Because of StorageTek, customers can manage and leverage their digital assets as their businesses grow and can maximize IT productivity to ensure enterprise-class business continuity. For more information, see www.storagetek.com, or call 1.800.786.7835.

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TRADEMARKS: StorageTek is a registered trademark of Storage Technology Corp. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.